Exhibit 99.3

FSA Quarterly Letter from Robert P. Cochran, Chairman and Chief Executive Officer

February 15, 2006

Despite a continued challenging market environment in 2005, FSA achieved solid growth in new business originations.  We surpassed the $1 billion mark in present value (PV) originations for the first time.  Most important, aggregate new originations were of high credit quality and well priced to produce good future returns on equity.

Net income was $326.1 million in 2005, a 13.9% decrease from the year before, but operating earnings, which exclude fair-value adjustments for both insured credit default swaps and economic interest-rate hedges, were $333.9 million, 3.1% higher than the result for 2004.*  Over the past 12 months, after taking dividends into account, adjusted book value (ABV) grew 14%.

Excluding refundings and accelerations, net premiums earned of $349.8 million were flat with those of 2004.  Earned premium growth continues to be adversely affected, as new asset-backed originations, characterized by lower premium rates, higher credit quality and longer average lives, struggle to replace the runoff of older asset-backed transactions. Given the steady growth in ABV described above, this short-term pause in earnings growth should be replaced by the long-term earnings profile of our recent originations.

A good performance in the U.S. municipal business

At the beginning of 2005, few market participants, including us, would have expected to see another banner year in U.S. municipal volume, based on the enormous volumes of the past few years and an uncertain interest-rate environment.  Surprisingly, the municipal new-issue market, driven by steady new-money issuance and a strong refunding market, achieved record volume of approximately $408.4 billion in 2005, a 13.4% increase over 2004’s performance.  Insurance penetration was about 56%, compared with 54% in 2004.  For bond insurers, strong volume and insurance penetration were somewhat mitigated by intense competition.

In this environment, our strategy was to focus on basic municipal sectors, which offered greater relative value based on higher credit quality, in addition to certain higher premium sectors, such as health care and utilities.  FSA’s municipal par originated was $64.8 billion, generating $484.5 million of PV premiums, increases of 32.3% and 11.8%, respectively, over 2004 results.

We expect to continue to have good opportunities in the U.S. municipal market based on expanding basic infrastructure needs and the fiscal challenges facing large urban areas under pressure from collective bargaining agreements, underfunded pension liabilities and increasing demands for social services.  It seems unlikely, however, that 2006 originations would equal or exceed the record volume experienced in 2005.

One new expected area of growth is the sale of assets by cities to raise funds to meet new infrastructure and other fiscal needs.  In 2005, FSA insured one of the first such transactions in the United States, a $1.4 billion issue to take out syndicated bridge financing for the purchase of a 99-year concession by a consortium of Cintra Concesiones de Infraestructuras de Transporte S.A. and Macquaire Infrastructure Group to operate the Chicago Skyway.  A similar transaction to lease the Indiana Toll Road was recently announced.  We believe these types of transactions, based on the U.K. PFI model, have significant potential and will eventually become a common financing technique.

To help us expand our business in this area, we have drafted Olivier Garnier, formerly with FSA in London, to head a Project Finance group here in the U.S.  Olivier has been a key member of our international project finance group and led our participation in the Skyway transaction.  He will report to Scott Richbourg, managing director of municipal finance.

Our insured municipal portfolio is performing well.  Of course, we continue to monitor the underlying credits of our insured transactions in Gulf Coast areas affected by hurricanes Katrina and Rita.  Although we have not paid claims to date, it is fair to assume that we are likely to experience some payment interruption in the short term.  We would expect full recovery longer term, however.

A reduced contribution from the U.S. asset-backed business

We were not as successful in 2005 as in the previous year in the U.S. asset-backed business due to tight credit-quality spreads and strong investor appetite for senior-subordinated structures.  For the year, U.S. asset-backed par insured was $24.5 billion, a 49.7% decrease from that of 2004, and PV premiums originated were $195.4 million, a 16.6% decline.  While this was a disappointing result, the business was broadly based across consumer finance, collateralized debt obligation and residential mortgage sectors.  We were also able to achieve a shift in the mix of business toward longer duration transactions, which had a positive effect on PV premiums.  When spreads return to attractive levels, we believe we will be able to significantly increase the volume of asset-backed originations.  Until then, we will keep our powder dry.

Strong results in the international business, led by public infrastructure finance

Winding up with an exceptionally strong fourth quarter, FSA’s international par insured increased to $14.1 billion in 2005, a 37.9% increase over that of 2004.  International PV premiums were $241.5 million, 30.0% higher than the year before.  Public infrastructure in the U.K. led the way with a significant number of transactions in the health care and water, gas and electric distribution sectors.  As in the U.S., the global asset-backed business was constrained by tight spreads.

During 2005, we invested in the resources to expand our international business in two important developing geographic regions for financial guaranty insurance.  We recruited Kazuhiko Shiotani, formerly managing director and yen product manager for Nikko Citigroup Limited, to run our Asian business from Tokyo.  We also recruited Eduardo Ramos, formerly managing director of investment banking and corporate finance for Casa de Bolsa Banorte, to establish an office in Mexico City.  Both are seasoned and knowledgeable professionals, who understand these respective markets well.

The Financial Products business continues to develop well

During 2006, the Financial Products segment, which primarily writes guaranteed investment contracts for municipal and structured financings, originated PV net interest margin of $92.6 million, an increase of 25.6%.  We consider this a very good result, particularly because throughout the year the group took a cautious approach to asset acquisitions because of the narrow spread environment.  At December 31, 2005, we had $13.4 billion under management, and during the year, earnings from operating net interest margin (which excludes fair-value adjustments for economic interest-rate hedges) totaled $40.5 million.

Looking ahead

We are optimistic about our prospects.  While aggressive premium pricing and narrow credit spreads may continue to constrain our activities in some sectors, our balanced diversification across three core markets – U.S. municipal, U.S. asset-backed and international – gives us the flexibility to focus on those opportunities that meet our underwriting standards and return objectives. Additionally, our markets are becoming more complex, offering us new ways to serve existing customers and investors in high-quality sectors.  Finally, the continued expansion of capital markets around the world is providing new opportunities for financial guaranty products.

Whatever twists and turns we encounter in our markets, we remain committed to a strategy of conservative underwriting, pricing discipline and maintenance of a strong Triple-A capital position. As always, we will keep you informed.

Sincerely,

Robert P. Cochran

*As previously noted, in the third quarter of 2005, we restated results for the years 2001 through 2004 and the first two quarters of 2005, primarily related to accounting for economic interest-rate hedges, which are derivatives that did not meet all the technical criteria for hedge accounting under Statement of Financial Accounting Standards No. 133.  While the restatement results in our reporting lower net income for 2005 versus 2004, these adjustments do not result in any significant changes in the Company’s overall financial condition or liquidity position.  Additionally, the increase in earnings in prior periods resulting from the restatement is expected to reverse over time, as we generally intend to maintain the interest-rate hedges on the corresponding fixed-rate assets and liabilities so long as we hold them.

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written.  This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects.  Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements.  Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004.  Forward-looking statements in this letter are expressly qualified by all such factors.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.